SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2007

Intellect Neurosciences, Inc.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-128226	20-2777006
(Commission File Number)	(I.R.S. Employer Identification No.)

7 West 18th Street, New York, NY	10011
(Address of Principal Executive Offices)	(Zip Code)

(212) 448-9300

(Registrant’s Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Modification of Certain Convertible Promissory Notes and Warrants. Intellect Neurosciences, Inc. (OTCBB: ILNS.OB) (the “Company”) has outstanding obligations pursuant to certain convertible promissory notes, which notes were issued by the Company for the purpose of capital raising. As of July 21, 2007, ten of such convertible promissory notes in the aggregate principal amount of $378,000 (the “Notes”) reached maturity and payment on such Notes was due pursuant to the terms of such Notes.

Effective as of July 21, 2007, each of the holders of the Notes (the “Holders”) entered into an agreement with the Company to extend the maturity date of each Note or Notes held by such Holder to the earlier of October 31, 2007, the closing of an equity financing of the Company with a third party or parties with net proceeds to the Company of not less than $1,500,000 or the closing of a licensing transaction with a collaborative partner which results in an upfront payment to the Company of not less than $1,500,000. Each Holder specifically waived any event of default that has occurred at any time with respect to the Note or Notes held by such Holder. The Holders also agreed to certain modifications to the anti-dilution provisions of certain warrants entitling the Holders to purchase, in the aggregate, 216,000 shares of the common stock of the Company, par value $0.001 per share (the “Common Stock”), granted to such Holders contemporaneously to and in connection with the original issuance of such Holder’s Note or Notes (the “Warrants”). In consideration thereof, as of July 21, 2007, the Company agreed to issue to the Holders additional warrants to purchase, in the aggregate, 107,003 shares of Common Stock at an exercise price of $1.75 per share (the “Extension Warrants”).

Each Extension Warrant will expire on the fifth anniversary of the date of its issuance. The exercise price and the number of shares issuable on exercise of the Warrants is subject to adjustment for subdivision, combination, recapitalization or reclassification, as well as in the event of merger or sale of all or substantially all of the Company’s assets, in accordance with the terms of the Extension Warrant. The Extension Warrants carry piggyback registration rights whereby holders of Common Stock issued pursuant to (i) the exercise of such Holder’s Extension Warrants, (ii) the conversion of such Holder’s Notes or (iii) stock splits, stock dividends and similar distributions with respect to such shares, are entitled to compel the Company to include such Common Stock in each registration statement for Common Stock that the Company files, other than registration statements which relate exclusively to an employee stock option, purchase, bonus or other benefit plan.

The Warrants, as amended, and the Extension Warrants benefit from certain anti-dilution adjustments. Each amended Warrant and each Extension Warrant provides that while any portion of such Warrant or Extension Warrant, respectively, remains outstanding, if the Company issues shares of Common Stock (or rights, warrants, or other securities convertible into or exchangeable for shares of Common Stock), other than shares issued in connection with certain adjustments and certain excluded shares, at a price per share (or having an exercise, conversion, or exchange price per share) less than the exercise price in effect as of the date of issuance of such shares (i) until the completion by the Company of its next round of financing, the exercise price shall be reduced to the issuance, conversion, exchange or exercise price, as applicable, of any such securities so issued and (ii) thereafter to a price determined by dividing (a) an amount equal to the sum of (A) the number of shares of Common Stock outstanding and shares of Common Stock issuable upon conversion or exchange of securities of the Company outstanding immediately prior to such issue or sale multiplied by the then existing exercise price and (B) the consideration, if any, received by the Company upon such issue or sale by (b) the total number of shares of Common Stock outstanding and shares of Common Stock issuable upon conversion or exchange of securities of the Company outstanding immediately after such issue or sale. Additionally, this dilution protection will continue until the cumulative gross proceeds of such next financing(s) reach at least $10,000,000.

The above description of the Extension Warrants is qualified in its entirety by reference to the text of the form of such warrant, which is attached hereto as Exhibit 4.1 and which is incorporated herein in its entirety by reference.

Item 3.02. Unregistered Sales of Equity Securities.

Warrants to Purchase Common Stock. As described in Item 1.01, the Company agreed to issue to the Holders of ten Notes in the aggregate face amount of $378,000 certain Extension Warrants to purchase, in the aggregate, 107,003 shares of Common Stock at an exercise price of $1.75 per share. The Company anticipates that, when issued, the Extension Warrants will be issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished as part of this Current Report on Form 8-K:

Exhibit	Description
4.1	Form of Extension Warrant, incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 3, 2007 (File No. 333-128226)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Date: July 26, 2007	INTELLECT NEUROSCIENCES, INC.

	By:	/s/Elliot Maza
Name: Elliot Maza
Title: President and CFO